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                                                                    Exhibit 99.1


AUTONATION COMPLETES TAX-FREE SPIN-OFF OF ANC RENTAL CORPORATION

ANC TO TRADE ON NASDAQ AS SEPARATE COMPANY BEGINNING JULY 3

FORT LAUDERDALE, Fla., June 30 /PRNewswire/ -- AutoNation, Inc. (NYSE: AN news) announced today that it has completed the tax-free spin-off of ANC Rental Corporation (Nasdaq: ANCX - news) to AutoNation's shareholders of record. As part of the transaction, AutoNation shareholders will receive one share of ANC Rental Corporation for every eight shares of AutoNation owned.

As a result of the spin-off, ANC Rental Corporation becomes a free- standing public company whose stock will trade on the Nasdaq Stock Market under the symbol "ANCX" beginning Monday, July 3. ANC Rental Corporation comprises the Alamo, National and CarTemps USA vehicle rental companies.

Following the spin-off, AutoNation will continue to trade on the New York Stock Exchange under its existing symbol, "AN." The Company also said that the spin-off does not impact AutoNation shareholders' ownership of existing AutoNation stock as shareholders will continue to own their AutoNation stock in addition to receiving shares of ANC Rental Corporation. AutoNation said that shareholders do not need to take any action to participate in the spin- off.

Commenting on the spin-off, AutoNation Chief Executive Officer, Michael J. Jackson, said, "We're pleased to be rewarding AutoNation's shareholders with ownership in a second public company. We're also very excited to now be in a position to focus all of our resources on our automotive retail business. With the spin-off complete, AutoNation is now the largest pure-play automotive retailer in America." AutoNation, Inc. is America's largest automotive retailer, on and off the web, with more than 400 new vehicle franchises in 19 states and more than 200 web sites. AutoNation is a Fortune 100 company (#63) with more than $20 billion in annual revenue, including $1 billion of Internet-related revenue. AutoNation employs approximately 33,000 people.

ANC Rental Corporation is one of the world's largest car rental companies with annual revenue of approximately $3.5 billion and an average daily fleet of about 339,000 vehicles in 1999. Headquartered in Fort Lauderdale, Florida, ANC employs approximately 22,000 associates worldwide.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause the actual results to differ materially from management's projection, forecasts, estimates and expectations is contained in the Company's SEC filings.

SOURCE: AUTONATION, INC.